Exhibit 4.1

DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit.

Limited Liability Company Units

Unitholders are entitled to one vote for each Unit held on all matters submitted to a vote of Unitholders and do not have cumulative voting rights. Unitholders are entitled to receive proportionately any dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred Units (the “Preferred Units”). Upon our liquidation, dissolution or winding up, the Unitholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of Unitholders are subject to the rights of the holders of Preferred Units that we may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, the Board of Directors is authorized to issue Preferred Units. Prior to the issuance of Preferred Units, the Board of Directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Investment Company Act limits our flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and Preferred Units; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units.

Transfer and Resale Restrictions; Required Transfers

The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Company and the Placement Agent may offer the Units only to purchasers of Units who represent that they are (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of Units sold outside the United States, are not a “U.S. person” in accordance with Regulation S under the Securities Act and (ii) acquiring the Units purchased by them for investment and not with a view to resale or distribution.

Each purchaser of Units will be required to complete and deliver to the Placement Agent and the Company, prior to the acceptance of any order, a Subscription Agreement substantiating the purchaser’s investor status and including other limitations on resales and transfers of the Units.

Purchasers of Units will not be permitted to transfer their Units, including a transfer of solely an economic interest, without our prior written consent. While we expect not to unreasonably withhold our prior written consent to transfers by Unitholders, we expect to withhold our consent if any such transfer would (i) be prohibited by or trigger a prepayment under its debt or other credit facilities, (ii) result in a violation of applicable securities law, (iii) result in our no longer being eligible to be treated as a RIC, (iv) result in us being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act or (v) result in all or any portion of our assets becoming “plan assets” of any ERISA Unitholder within the meaning of the Plan Assets Regulation. Finally, Units may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions, and therefore investors will be subject to restrictions on resale and transfer associated with securities sold pursuant to Regulation D, Regulation S and other exemptions from registration under the Securities Act.

Any transfer of Units in violation of these provisions will be void, and any intended recipient of the Units will acquire no rights in such Units and will not be treated as a Unitholder for any purpose. Prospective investors in the Units should not invest in the Units unless they are prepared to retain their Units until the Company liquidates.

Under the terms of the LLC Agreement, in the event any person is or becomes the owner of Units, and such ownership would result in a violation of any of the above provisions, we may, and each of the Unitholders has agreed and acknowledged that we will have the power to repurchase the Units of such person, or require such person to transfer their Units to another person.

Voting

Any Units held by a Unitholder that is a “feeder fund” subject to Section 12(d)(1)(E) of the Investment Company Act will be voted either (i) in proportion to the voting instructions received from the security holders of such Unitholder (i.e., on a “pass-through basis”) or (ii) in the same proportion as the votes or consents of all other Unitholders that voted on such matters (i.e. “mirror voting”), in each case in accordance with the requirements of Section 12(d)(1)(E) of the Investment Company Act.

Each Unitholder that is a “feeder fund” will be required to agree to the foregoing in its Subscription Agreement. To the extent Units are voted on a pass-through basis as described above and the Unitholder in question does not receive specific instructions from any of its security holders on the vote in question, then the Unitholder will vote the corresponding pro rata share of Units of those security holders in the same manner and proportion as the Units of those security holders for which it has received specific instructions on the vote in question.

Separate Agreements with Unitholders

Subject to applicable law, each of the Investment Adviser and/or the Company has the right, in its sole discretion, and without notice to or the approval of any Unitholder, to enter into direct contractual arrangements with a Unitholder (including in respect of Goldman Sachs or any affiliate thereof) that reflect terms privately agreed between the Investment Adviser and/or the Company, on the one hand, and the relevant Unitholder on the other hand that may have the effect of altering or supplementing certain of a Unitholder’s rights and/or obligations with respect to such Unitholder’s investment in the Company.

Limited Liability of the Members

No Unitholder or former Unitholder, in its capacity as such, will be liable for any of the debts, liabilities or obligations of the Company except as provided in the LLC Agreement and to the extent otherwise required by law. Each Unitholder will be required to pay to us (a) any capital contributions that they have agreed to make to us, (b) the amount of any distribution that it is required to return to us (including any returned capital) pursuant to the LLC Agreement or applicable law, and (c) the unpaid balance of any other payments that it is expressly required to make to us pursuant to the LLC Agreement or pursuant to its Subscription Agreement, as the case may be.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

The Company was formed as a Delaware limited liability company on July 13, 2022. The Company will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, the Company is permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by us is agreeing to be admitted as a member of the Company and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each Unitholder and each person who acquires Units from a Unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Capital Call Mechanics

From time to time in its discretion, the Company may issue drawdowns on all or any portion of the Unitholders’ undrawn commitments. The undrawn commitments will equal total Commitments minus amounts that Unitholders have contributed to purchase Units on previous Drawdown Dates or catch-up dates, plus any returned capital, subject to certain limitations.

Drawdown notices will be issued at least ten (10) Business Days prior to the Drawdown Date or catch-up date, as applicable, and will require investors to purchase Units in an amount not to exceed their undrawn commitments. Purchases will generally be made pro rata in accordance with the investors’ Commitments, at a per-Unit price equal to the then-current NAV per Unit. For purposes of this calculation, the NAV per Unit may be based on the NAV per Unit calculated at the end of the most recent calendar month prior to the date of the applicable drawdown notice or issuance date, subject to adjustments for material changes and to the limitations of the Investment Company Act (which generally prohibit the Company from issuing Units at a price below the then-current NAV of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). The obligation of Unitholders to fund undrawn commitments is without defense, counterclaim or offset of any kind.

We may draw all or any portion of a Unitholder’s Commitment at any time for any permitted purpose prior to the expiration of the Commitment Period with respect to such Commitment. Following the end of the Commitment Period with respect to a Unitholder’s Commitment, we will have the right to issue drawdowns with respect to such Commitment only (i) to pay, and/or establish reserves for, actual or our anticipated expenses, liabilities, including the payment or repayment of Financings (as defined below) or other obligations, contingent or otherwise (including the Management Fee), whether incurred before or after the end of such Commitment Period, (ii) to fulfill investment commitments made or approved by the BDC Investment Committee prior to the expiration of such Commitment Period, or (iii) to make Additional Investments; provided that drawdowns with respect to such Commitment used to make Additional Investments will not exceed in the aggregate 15% of such Unitholder’s Commitment without such Unitholder’s consent.

“Financings” are indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit.

Resignation and Removal of Directors; Procedures for Vacancies

A director may resign from the Board of Directors at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chair of the Board of Directors, the chief executive officer of the Company or the secretary. The resignation will take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation will not be necessary to make it effective unless otherwise expressly provided in the resignation. Any or all of the directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Units entitled to vote thereon, voting together as a single class.

Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled exclusively by the affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship will hold office until his or her death, resignation, retirement, disqualification or removal.

Action by Unitholders

Under the LLC Agreement, Unitholder action can be taken only at a meeting of Unitholders or by written consent in lieu of a meeting by Unitholders representing at least the number of Units required to approve the matter in question.

Only the Board of Directors, the Chair of the Board or the Company’s chief executive officer may call a meeting of Unitholders. In addition, our secretary shall call a special meeting of Unitholders with respect to any matter that is or would be the subject of a Unitholder vote upon receipt of a written request for such a meeting submitted on behalf of owners of at least 25% of our Units. Only business specified in the Company’s notice of meeting (or supplement thereto) may be conducted at a meeting of Unitholders.

Amendment of the Limited Liability Company Agreement; No Approval by Unitholders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended (which term includes any waiver, modification, or deletion of the LLC Agreement) with the consent of the Board of Directors during or after the term of the Company, together with the prior written consent of:

(a)
If no Preferred Units have been issued and are outstanding, a majority in interest of the Unitholders; and

(b)
If Preferred Units have been issued and are outstanding, (i) in the case of an amendment not affecting the rights of preferred unitholders, a majority in interest of the Unitholders, (ii) in the case of an amendment not affecting the rights of the Unitholders (including rights or protections with respect to tax consequences to Unitholders), a majority in interest of the preferred unitholders, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Unitholders) of both the Unitholders and the preferred unitholders, a majority in interest of the Unitholders and a majority in interest of the preferred unitholders.

Notwithstanding clause (a) or (b) above, no amendment may be made to the terms and provisions of the LLC Agreement that would have a material adverse effect on a Unitholder without the prior written consent of such Unitholder.

Notwithstanding the foregoing, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board of Directors and without the need to seek the consent of any Unitholder or preferred unitholder.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

Our LLC Agreement provides that, to the fullest extent permitted by applicable law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any legal action or proceeding with respect to the LLC Agreement by a Unitholder seeking any relief whatsoever against us shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware). By execution and delivery of the LLC Agreement, a Unitholder (i) irrevocably accepts the non-exclusive jurisdiction of the Delaware courts and irrevocably waives any claim that such courts lack personal jurisdiction over such Unitholder; (ii) irrevocably waives any objection that the Unitholder have to the laying of venue of any action or proceeding arising out of or in connection with the LLC Agreement brought in the aforesaid courts; and (iii) irrevocably waives his or her rights to plead or claim, and agrees not to plead or claim in any such court, that any such action or proceeding brought in any such court has been brought in an inconvenient forum. As a result, there is a risk that Unitholders may find it inconvenient or expensive to bring a claim against us or our officers or other agents. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws.

Each party to the LLC Agreement irrevocably and unconditionally waives any right to a trial by jury for any claim or cause of action such party may have that is directly or indirectly based upon, or arises out of, the LLC Agreement. This waiver shall not apply to claims arising under the federal securities laws.

Our Term

We shall continue in existence until dissolved (i) pursuant to the Investment Adviser’s recommendation with the consent of both the Board of Directors and a majority-in-interest of the Unitholders, (ii) pursuant to the Investment Adviser’s recommendation with the approval of the Board of Directors, (iii) if there are no Unitholders, unless our business is continued in accordance with the LLC Agreement or applicable law, or (iv) upon the entry of a decree of judicial dissolution under applicable law.